EXHIBIT 10.37





                                            JOINT VENTURE AGREEMENT



     This Joint Venture Agreement ("Agreement") is made this 6th day of June, 1997, by and between Electric Media Company-Nevada, Inc. ("EMC"), a Nevada corporation having its principal place of business at 601 13th Street, NW, Suite 500 North, Washington, D.C., Russ Gerstein ("Gerstein") an individual having his principal place of business at 1905 North Rancho Road, Las Vegas, Nevada 89106, Carlos Eduardo Arzu Lima, an individual residing at 2A Calle 24-16, Zona 15, V.H.I., Guatemala, Central America. "Arzu" and Juan Edward Martinez ("Martinez"), an individual residing at 18 Calle 22-45, Zona 10. Guatemala, Central America. EMC, Gerstein, Arzu and Martinez shall be collectively referred to as the "Parties".



     WHEREAS the Parties form a joint venture, (the "Joint Venture or Venture"), to pursue the further development of a communications network in Guatemala and Central America suing fiber optic technology or any other technology or technique that does not employ the use of the electrical grid in Guatemala for the provision of telephone, video, voice, and or data communications ("the Technology");



     WHEREAS Gerstein , Arzu and Martinez desire to provide the Technology to the Joint Venture for all commercial revenue-producing purposes worldwide;



WHEREAS, EMC intends to provide certain financing and management skills to the Joint;



 WHEREAS, Gerstein, Arzu and Martinez desire to provide certain management skills, knowhow, trade secrets, trademarks, copyrights, patents and other intellectual property related to the development and exploitation of the Technology now owned or hereinafter acquired or development by then; and



 WHEREAS, the Parties intend to develop a communications network beginning in Guatemala based on the markets economic viability. Gerstein, Arzu and Martinez will establish offices and establish strategic banking relations for the acceptance of telephone

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installation  deposits.  Upon  determination of the economic  feasibility of the market in Guatemala (the "Market"), construction of the system will commence in Guatemala.





     Therefore, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:



     1. Purpose: EMC, Gerstein and Arzu shall form EMC-SA, the business of which shall be the development and exploitation of the Technology. The Technology shall include all related know-how, trade secrets, trademarks, copyrights, patents, and other intellectual property, as recognized, granted, or protected by the laws of any country.



2. Market Evaluation Provided to EMC: Withing 30 days after the date on EMC SA has legal standing in Guatemala (registered as "in Formation" status with Guatemala's Commerce Registry), but in no event any later than July 30, 1997, Gerstein, Arzu and

Martinez shall have funds in escrow in Guatemala, banks for 75,000 orders for telephone service (at EMC's sole discretion this amount and time may be modified); and shall provide a complete business plan demonstrating the economic feasibility of each of the following:



      (a) Providing service to 300,000 new telephone lines,



(ii) On going income from the initial 300,000 lines and the future expansion plans for additional installation; and



      (iii) Expansion of the tele communications network in other countries in Central America. The Parties agree that the purpose of the business plan described above and through marketing tests described in attachment B is to verify the technical and commercial feasibility of the Technology in a real-world setting. Success will be determined by EMC at its sole discretion. If the market or Technology is not determined to be technically and commercially acceptable, EMC shall have the option of terminating this agreement by providing Gerstein, Arzu and Martinez with written notice by August 31, 1997. Provided that there has been no material misrepresentation or beach in the representation or warranty set forth herein by Gerstein, Arzu and Martinez, all funds advanced by EMC to Gerstein, Arzu or Martinez as of the date of termination shall be retained by Gerstein, Arzu or Martinez as liquidated damages and EMC shall have no further funding or any other

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obligation  to  Gerstein,   Arzu  or  Martinez.   If  there  has  been  material
misrepresentation of any representation or warranty set forth herein by Gerstein, Arzu or Martinez, EMC shall be entitled to terminate the Joint Venture,, to receive reimbursement of all amounts expended in connection with the Joint Venture, including but not limited to all funds advanced to Gerstein, Arzu or Martinez, as of the date of termination and to pursue all other claims which it may have available to it.





        3.Scope; The Parties intend that the scope of the Joint Venture shall include the following activities:



(a) Marketability of Service



(i) The demonstration of the Technology and economic viability of the market shall beginning in Guatemala as soon as practical. No Later than July 30, 1997, Gerstein, Ar and Martinez shall demonstrate that the market exist by completing with Attachment B (Marketing Test), Section A.1, A.2. No later than September 30, 1997, Gerstein, Arzu and Martinez shall secure such offices, equipment, staff and marketing assistance reasonably necessary to support the project viability. Should Gerstein, Arzu and Martinez be able to prove the commercial viability sooner, commencement of the infrastructure will begin sooner.



(ii) Gerstein, Arzu and Martinez shall use their best efforts to obtain for the Joint Venture all necessary government approvals and licenses (including any licenses required by any Guatemala telecommunications or electric companies) to obtain all necessary right-of-way and to satisfy all interconnection requirements. If Gerstein, Arzu or Martinez are unable to obtain any of the above, they shall promptly notify the Joint Venture before the installation of infrastructure begins and EMC shall have the right to cancel or reschedule the start of installation of infrastructure in the even t approvals are not obtained.









(iii) Prior to the commencement of the installation of infrastructure and in any event no later than September 30, 1997, Gerstein, Arzu and Martinez shall use their best efforts to supply such information to the Joint Venture as maybe required by its counsel to render an opinion that, to the bet knowledge of such counsel, all such necessary government approvals, necessary patent, or other licenses or rights-of-way have been obtain and all necessary interconnection requirements satisfied.



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          (b) Guatemalan Deployment:: If the Marketing Test is successful or the
Joint Venture is otherwise not terminated by EMC, the Parties shall use their best efforts to cooperate with each other in the deployment of the Technology in Guatemala, except that Gerstein, Arzu and Martinez shall be solely responsible
(i) to use their  best  efforts to obtain for the Joint  Venture  all  necessary
government   approvals,   licenses  and  rights-of-way;   (ii)  to  satisfy  all
interconnection requirements;

and



(c) Other Deployment: The Joint Venture shall have the exclusive right further develop and exploit the Technology in all markets other than Guatemala.



(d) Exclusive Services: As an essential part of the consideration for the formation of the Venture, Gerstein, Arzu and Martinez agree that:



 (i) Gerstein, Arzu and Martinez shall consult with EMC and Joseph A. Corazzi, which consultation shall be exclusive during the term of the Joint Venture, in connection with all telecommunications matters involving the Technology and development and utilization of the Technology; and



(ii) Gerstein, Arzu and Martinez shall cooperate with EMC to cause the incorporation in

Guatemala of EMC, S.A., which shall be a wholly owned subsidiary of EMC., Gerstein, Carlos Arzu and Juan Martinez, shall provide exclusive consulting services to EMC, S.A. in connection with all telecommunication cations matters involving the Technology and development and utilization of the Technology, and any agreements related to such obligation shall be provided to the Joint Venture;



 (iii) the Parties agree that Gerstein's, Martinez's and Arzu's ownership interest in the Technology as it currently exists and as it may be developed during the term of the Joint Venture shall be assigned or otherwise transferred to EMC on a royalty-free (except for those royalties described in Section II of Attachment A), exclusive, worldwide basis. The Parties shall execute all necessary agreements and cooperate in all respects in order to effectuate such assignment or transfer of ownership; and



  (iv) during the term of this Agreement, EMC shall be granted a first right of first refusal for any new business opportunities of Gerstein, Arzu or Martinez, or any other partners, regardless of whether such opportunities involve the Technology.



     4. Financing: EMC shall provide financing to the Joint Venture and Gerstein, Martinez or Arzu at such times and in such amounts as shall reasonably be required for the operation of the business of the Joint Venture in accordance with the terms set forth in Attachment A.

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5.   Compensation:  Subject to the compensation due Gerstein, Arzu and Martinez, pursuant  to  Attachment  A  hereto,  after the  Joint  Venture's  expenses
     (including  but  not  limited  to  all  business  expenses,   the  cost  of
     manufacturing and deployment of equipment, taxes, and government licensing fees) have been paid, or satisfactory provision for such payment has been made, net operating profit (i.e. income from continuing operations) shall be divided as follows: first to EMC in an amount equal to its capital contributions plus a return thereon at an annual rate of 6%; and thereafter 80% to EMC and 20% to Gerstein, Arzu and Martinez. The 20% of the Joint Venture's profits paid to Gerstein, Arzu and Martinez shall be paid directly by Las Vegas Entertainment Network, Inc. from its share of EMC profits.



     6. Management of Venture: EMC shall provide the day-to-day management of the Joint Venture's business, which may be delegated or assigned to a professional management company selected by EMC. Decisions with regard to the financing of the business of the Joint Venture shall be made by EMC in consultation with Gerstein, Arzu and Martinez and subject to EMC's fiduciary duty to Gerstein, Arzu and Martinez .



7.Representation and Warranties:



          (a) EMC: EMC represents and warrants that: (1) it is a corporation duly organized, existing, and in good standing under the laws of Nevada; and (2) it is authorized and empowered to perform each and all of its obligations as set forth in this Agreement.



          (b) Gerstein, Arzu and Martinez: represent and warrant that: (1) they are authorized and empowered to perform each and all of their respective obligations as set forth in this Agreement; (2) whatever right, title and interest in and to the Technology they own rights are not subject to any third party claims, including but not limited to any claims of Mark Saunders, William "Luke" Stewart, or any of their partners or entities in which either of them exercises a controlling interest, and the Technology will operate as contemplated in this Agreement with being subject to any such claims; (3) the Technology as it currently exists does not and as it is developed will not violate the intellectual property rights, including but not limited to patent, copyright, trade secret and trademark rights of any other person or entity, including but not limited to any claims of Mark Saunders, William "Luke" Stewart, or any of their partners or entities in which either of them exercises a controlling interest, and the Technology will operate as contemplated in this Agreement with being subject to any such claims; and (4) the Technology is not designed to and will not be designed to operate in violation of any applicable law. During the term of the Joint Venture, Gerstein, Arzu and Martinez shall secure whatever patents and licenses at their sole cost as necessary and as determined by the Joint Venture and its counsel for the Joint Venture to exploit the Technology worldwide.



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          (c) Mutual Covenants: Each Party represents and warrants to the others that: (1) it is not currently involved in, and has not been threatened with, any litigation, government enforcement or other action that would materially affect its ability to perform its obligations under this agreement; and (2) performance of its obligations under this Agreement will not result in the Violation of any law or private agreement that would materially affect its ability to perform.





                8. Indemnifications:



     (a) Each Party indemnifies the others and agrees to hold them harmless from and against any claim, damage, loss or liability (including reasonable attorneys' fees) resulting from the breach of any of its obligations or warranties or from any misrepresentations under this Agreement.



(b) Notwithstanding any other provision of this Agreement:



     (i) Gerstein, Arzu and Martinez each agree to individually indemnify, defend, and hold harmless EMC, LVEN and any of their officers, directors, partners, employees, or affiliates from and against any and all liabilities and losses, including but not Limited to direct or indirect losses, loss of profits, loss of business, special, exemplary, consequential, or punitive damages, or any other losses of any kind whatsoever (including attorneys' fees) resulting from interference of any nature whatsoever with the business contemplated by this Agreement caused by Mark Saunders, William "Luke" Stewart, or any of their partners or entities in which either of them exercises a controlling interest, including but not limited to any claims involving know-how, trade secrets, trademarks, copyrights, patents, and other intellectual property rights, as recognized, granted, or protected by the laws of any country, related to the Technology.



      (ii) Neither EMC, LVEN nor any of its officers, directors, partners, employees, or affiliates shall be liable to Gerstein, Arzu or Martinez for any of their liabilities and losses, including but not limited to direct or indirect losses, loss of profits, loss of business, special, exemplary, consequential, or punitive damages, or any other losses of any kind whatsoever (including attorneys' fees) resulting from interference of any nature whatsoever with the business contemplated by this Agreement caused by Mark Saunders, William "Luke" Stewart, or any of their partners or entities in which either of them exercises a controlling interest.



      (iii) In the event that any claim should be brought against the Joint Venture involving the business contemplated by this Agreement by Mark Saunders, William "Luke" Stewart, or any of

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their  partners  or  entities in which  either of them  exercises a  controlling interest, upon notice by EMC, or LVEN, Gerstein, Arzu and Martinez shall assume all responsibilities associated with responding to and defending such action or claim. EMC and LVEN shall cooperate in good faith with Gerstein, Arzu and Martinez in any such response or defense, provided that EMC and LVEN shall be reimbursed for its attorneys' fees as provided for in subsection (a) above.



9. Resolution of Disputes: The Parties agree to submit any disputes arising under this Agreement to arbitration under the rules of the American Arbitration Association in the State of Nevada, City of Las Vegas.



      10. Confidentiality: Gerstein , Arzu and Martinez agree to disclose the Technology to the Joint Venture, and the Joint Venture and EMC each agree to maintain its confidentiality. Except as provided for in Section 2, the Technology shall not be disclosed by any Party to third persons unless (i) the Parties agree that such disclosure is necessary to effectuate the purposes of the Venture, (ii) the information disclosed is already in the public domain, or
(iii) such disclosure is required by law. Any third person to whom such disclosure is made shall be required to execute an appropriate confidentiality agreement. The obligations of confidentiality shall survive termination of this Agreement.



11.Term: The initial term of this Agreement shall be 25 years. The Agreement may be renewed for successive 25 year terms at the election of EMC.



12. Termination: The Joint Venture shall be dissolved upon the first of the following to occur:


(a) the mutual agreement of the Parties to effect such termination; (b) the Agreement is terminated pursuant to Section 2, 3(a) or 11 hereof;



(b) a Party commits a material breach or defaults in its obligations under this Agreement, such breach or default is not cured within 30 days of receipt of written notice thereof by EMC in the case of a breach or default by Gerstein, Arzu or Martinez or written notice thereof by Gerstein, Arzu or Martinez in the case of a breach or default by EMC, and the notifying Party thereafter provides written notice that the Joint Venture will terminate in 30 days. Upon the third such breach or default, the notifying Party may terminate the agreement upon 30 days written notice, without providing for a cure period. If, at the time of termination, there is any revenue from on-going business, net operating profit shall be distributed according to the formula set forth herein.



          13. Notice: All notices under this Agreement shall be deemed received on the day sent if delivered by facsimile, by the next business day if delivered by overnight carrier, and by five days following the mailing if delivered by US first class mail. All notices are to be sent to the following, as the Parties may from time to time modify by written notice:

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If to EMC:



Arnold P. Lutzker, Esq.

Fish & Richardson, P.C.

601 13th Street, NW

Washington, D.C. 20005

Phone: 310-551-0011

Fax: 310-551- 1942



If to Gerstein:



Russell Gerstein

1905 North Rancho Road

Las Vegas, Nevada 89106

Phone: 702-648-8O64



If to Arzu:



Carlos Eduardo Arzu Lima

2A. Calle 24-16

Zona 15 V.H.I.

Guatemala, Central America

Phone: 011-502-634-1548



If to Martinez:

Juan Edwin Martinez

18 Calle 22-45

Zona 10

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Guatemala, Central America

Phone: 011-502-368-0040





     14. Further Agreements The Parties acknowledge that this Agreement constitutes the initial understanding between them. They are all committed to working diligently, with their respective counsel, towards the preparation and execution of such further formal understandings to which they shall agree. Until such time as these further understandings are formalized and executed, this Agreement and the terms and conditions hereof shall be binding and in full force and effect.



15. Miscellaneous:



        (a) Severability: If any provision of this Agreement is adjudged by a court or other governmental body of competent jurisdiction to be unenforceable or invalid, the remainder of this Agreement shall continue in full force and effect to the greatest extent permitted by law.



(b) Governing Law: This Agreement shall be governed by the laws of the State of Nevada, without regard to conflicts of laws principles.



(c) No Waiver: Failure by a Party to demand performance of any obligation of the other Party shall not be deemed a waiver of such non-performance.



(d) Force Majeure: Failure of a Party to perform any of the obligations required of it under this Agreement shall not constitute a breach or default of this Agreement if such failure was caused by an event not within the control of the Party, including any acts of God, fire, earthquake, strike or other labor dispute, not, war or terrorist act.



(e) Amendment: This Agreement may be amended only by writing executed by all Parties.



(f) Entire Agreement: This Agreement and any future amendments constitute the entire understanding of the Parties and any and all prior agreements, understandings, or representations are hereby terminated.



(g) Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.



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IN WITNESS  WHEREOF,  the Parties  hereto have executed this Agreement as of the date written above.





ELECTRIC MEDIA COMPANY-NEVADA, INC.




     By:    /S/ Joseph A. Corazzi   /S/ Juan Edwin Martinez





             /S/Russell Gerstein    /S/Carlos Eduardo Arzu L:ima



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                                  ATTACHMENT A



           FINANCING AND COMPENSATION DUE GERSTEIN, ARZU AND MARTINEZ



1. FINANCING FOR THE MARKETING TESTS



     The Parties hereby acknowledge that EMC has provided or will provide the Venture or Parties hereto with financing in order to complete the Marketing Test of the Technology, as follows:





        (a) Upon signing this Agreement and providing EMC with copies of all contracts for the acquisition of office space, etc. up to $500,000 for general start-up costs, including renting office space, equipment, and other initial 120-day start-up expenses as such costs and expenses are agreed to by the Parties.



             (b) Upon acceptance of the Marketing Test described in Attachment B or within 30 days hereafter, the Joint Venture shall commence construction of the infrastructure according to a mutual agreed upon budget.



             (c) All payments made according to the above schedule shall he made only after EMC receives invoice payment requests in the form of Attachment C.





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   FINANCING AND COMPENSATION DUE AFTER SUCCESSFUL

                  COMPLETION OF THE MARKETING TEST



             Upon EMC's acknowledgment of the successful completion of the Marketing Test items listed in Section Bof Attachment B:



(a) Gerstein, Arzu and Martinez shall jointly receive from EMC 500,000 shares of restricted common stock in Las Vegas Network ("LVEN") as a success fee;: and



             (b) Upon the successful completion and written acceptance by EMC of all Marketing Test, Gerstein Arzu and Martinez shall jointly receive $15,000 per month as an advance against their share of future Venture net profits, such advance to be payable on the fifteenth day of each month and used for accountable developmental expenses as invoiced in a form acceptable to EMC for or by third party vendors, beginning with the first full month upon the successful completion of the Marketing Test. EMC shall not be obligated to make any monthly payment until it has acknowledged satisfactory completion of all of the Marketing Test. All advances to Gerstein, Arzu and Martinez, together with interest on such advances compounded at the rate of six percent (6%) per annum, shall be recouped by EMC out of their respective share of Venture net profits under Section 5 (b) hereof. The amount of net profits due Gerstein, Arzu and Martinez shall be deposited directly by the Venture to EMC's account, until all such advances, plus accrued interest shall have been repaid. Once Gerstein's, Martinez and Arzu's accounts are in equilibrium (that is, advances equal earned net profits plus interest), LVEN shall distribute to Gerstein, Arzu and Martinez, on a quarterly basis, a draw based on their share of net profits



        (c) In addition to the shares of LVEN set forth in (a) above, Gerstein, Arzu and Martinez shall jointly receive 500,000 shares of restricted common stock in LVEN for each 150,000 telephones verified as installed in Guatemala up to a total of two million five hundred thousand (2,500,000) shares. All LVEN shares issued to Gerstein, Arzu and Martinez shall be subject to and reduced by any reverse split or other reclassification of LVEN stock.













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                                  ATTACHMENT B



                                 MARKETING TEST



               The Marketing Test shall include, but not exclusive, purpose, the creastion of live, real-time, tests to demonstrate of the capability and tgehnology.



A. By no later than July 30, 1997, the commercial marketability shall be proven in accordance with the following:



A.1. Providing 75,000 orders for new telephone lines with deposits in local Guatemala banks to cover same;



               A.2. Poviding a complete business plan, demonstrating the eocnomic feasility of the Technology, including anticipated revenues, expenses, profits, and the details of installation operaitons ("the Market Feasibility Study"); and



A.3. Five telephone calls initiated from five separate residences to any other telephone worldwide;



All billing and collection procedures are also to be demonstrated. Wtihint 30 days of acceptence of the Marketing Test decribed in Attachement B, Gerstein, Arzu and Martinez shall cause the title to the switch, which is currently located in Guatemala, to be transferred to EMC. The Pacific serial number and describtion of the switche shall be provided by Gerstin, Arzu and Martinez to EMC , at least 10 days proir thereto.



                        This Agenda constitutes an initial draft statement of the purposes of the Marketing Test and may be modified or added to by EMC, with Gerstein's, Arzu's and Martinez's reasonable acceptance, by sending written notice to Gerstein, Arzu and Martinez at any time hereafter, but in no event not priot to July 15, 1997.

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